Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of ESG Money Market Portfolio and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated January 23, 2023, and each included in this Post-Effective Amendment No. 45 to the Registration Statement (Form N-1A, No. 333-104972) of Morgan Stanley Institutional Liquidity Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 27, 2022, with respect to the financial statements and financial highlights of ESG Money Market Portfolio (one of the funds constituting Morgan Stanley Institutional Liquidity Funds) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended October 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 23, 2023